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                                AMR CORPORATION
                   P.O. Box 619616 Dallas/Fort Worth Airport
                            Dallas, Texas 75261-9616





                                                              September 23, 1994



First Chicago Trust Company of New York
Tenders & Exchanges Department
3rd Floor
P.O. Box 2507 - Suite 4660
Jersey City, New Jersey 07303-2507

                 Re:      AMR Corporation (the "Issuer")

Ladies and Gentlemen:

                 Pursuant to The Exchange Offer section of the Prospectus dated ________, 1994 (the "Prospectus"), we appoint you as Exchange Agent subject to the terms hereof. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Prospectus.

                 The Issuer has delivered to you or will deliver to you (i) a copy of the Letter of Transmittal, in the form attached hereto as Exhibit A,
(ii) copies of all other documents or materials to be forwarded to the Holders, and (iii) a copy of the resolutions adopted by the Issuer's Board of Directors authorizing the Exchange Offer and your appointment as Exchange Agent. The Issuer has delivered or will deliver to you (i) a list showing the names and addresses of the Holders as of the close of business on ______, 1994, and the number of Depositary Shares or shares of Preferred Stock held by Holder as of such date and (ii) a list of Depositary Receipts and certificates (giving the receipt or certificate numbers, as the case may be) stating which Depositary Shares or shares of Preferred Stock have been or are, as of such date, lost, stolen, destroyed or replaced or restricted as to transfer (noting the text of the restrictive legends applicable thereto) or with respect to which a stop transfer order has been noted.
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1.       Appointment of the Exchange Agent.
                 This will confirm the Issuer's appointment of First Chicago Trust Company of New York as the Exchange Agent provided for in the Prospectus and, in that capacity, authorization to act solely as agent for the Issuer hereunder for the purpose of receiving from the Holders the Depositary Receipts and Preferred Shares tendered in exchange for the Debentures and cash upon satisfaction of the conditions set forth herein. You will not owe fiduciary duties to any other person by reason of this appointment.

2.       Duties and Obligations of the Exchange Agent.
                 As Exchange Agent, you are hereby instructed to perform the specific exchange agency duties set forth in The Exchange Offer section of the Prospectus and the related Letter of Transmittal and to perform such duties as are specifically set forth herein, and no implied covenants or obligations should be read into your appointment as Exchange Agent against you. Without limiting and in furtherance of the foregoing, you shall not be liable or responsible for any of the provisions of the Prospectus except for those expressly referred to herein above. Further, as Exchange agent you:

         (i) will furnish reports showing the number of Depositary Shares and shares of Preferred Stock surrendered and amount of Debentures issued therefor (previous, herewith and total), fractional shares adjusted (previous, herewith and total), and cash- in-lieu of fractional shares paid (previous, herewith and total);

         (ii) will be regarded as making no representations or warranties and having no responsibilities regarding the validity or adequacy of the Issuer's power to make this appointment or the Exchange Offer;

         (iii) will not be responsible in any manner whatsoever for the correctness of the statements made in the Prospectus or the Letters of Transmittal or in any document furnished to you by the Issuer;

         (iv) shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by you in the performance of your duties hereunder, in the absence of willful misconduct or gross negligence on your part, nor shall you be liable for any error of judgment made in good faith unless you shall have been grossly negligent in ascertaining the pertinent facts;





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         (vi)   may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any oral or written instruction, notice, request, direction, consent, report, certificate, form of bond certificate or other instrument, paper or document in good faith believed by you to be genuine;

         (vii) may consult with counsel of your choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

         (viii) may perform your duties and exercise your rights hereunder directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by you with due care hereunder.

3.       Maintenance of Records.
                You will keep and maintain complete and accurate records and ledgers showing all Depositary Shares and Preferred Stock exchanged by you and payments made by you. Letters of Transmittal and telegrams, telexes, facsimile transmissions and other materials submitted to shall be preserved by you until delivered to, or otherwise disposed of in accordance with the instructions of, the Issuer.

4.       Indemnification, Compensation and Expenses.
         (a) In consideration of your acceptance of the foregoing appointment by the Issuer, the Issuer hereby agrees:

         (i) to indemnify you for, and to hold you harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on your part, arising out of or in connection with the acceptance or administration of the agency created under the foregoing appointment, including the costs and expenses (including the reasonable fees and expenses of your counsel) of defending yourself against any claim or liability in connection with the exercise or performance of any of your duties thereunder and of enforcing this indemnification provision; and

         (ii) to pay to you $________ for all services rendered by you under the foregoing appointment; and

         (iii) to reimburse you upon your request for all reasonable expenses, disbursements and advances incurred or





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made by you in accordance with any of your agency duties (including the reasonable compensation and the expenses and disbursements of your agents and counsel), except any such expenses, disbursement or advance as may be attributable to your gross negligence or willful misconduct.

         (b) You shall not be required to advance, expend or risk your own funds or otherwise incur or become exposed to financial liability in the performance of your duties hereunder.

5.       IRS Filings
         You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Taxpayer Identification Numbers, and shall file any appropriate reports with the IRS (e.g., 1099, 1099B, etc.). You may be required to deduct 31% back up withholding tax from cash-in-lieu of fractional shares and dividend payments to any holder that has not supplied its correct Taxpayer Identification Number or required certification. Such funds will be turned over to the IRS by you in accordance with applicable law and regulations.

                 As described in the Prospectus under "Certain "Federal Income Tax Considerations for Non-United States Persons-- Exchange of Preferred Stock for Debentures" and in the Letter of Transmittal under "Withholding on Foreign Holders in Connection with the Exchange Offer", under certain circumstances the issuance of Debentures and the payment of cash-in-lieu of fractional shares to a non-United States person surrendering Preferred Stock or Depositary Shares may be subject to the withholding of United States Federal tax. In order to enable the Issuer to determine whether such withholding is required, you will
(a) promptly notify the Issurer if any shares of Preferred Stock or Depositary Shares are surrendered by a Holder with an address outside the United States or that is known to you to be, or to be acting for, a non-United States person and
(b) promptly furnishing to the Issuer a copy of any Foreign Holder Certification (as described in the Letter of Transmittal) and any other forms or certificates (including without limitation IRS Form W-8 or 8079) provided to you by such Holder.

6.       Governing Law.
         This agreement shall be construed and enforced in accordance with the laws of the state of New York.





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         Please confirm your acceptance of the arrangements herein provided by signing and returning to us the enclosed duplicates of this letter.


                                                   AMR CORPORATION



                                                   By:________________________
                                                      Senior Vice President
                                                        and Treasurer


FIRST CHICAGO TRUST COMPANY OF NEW YORK



By:___________________________
   Name:
   Title:





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